Cytec Industries Inc. Five Garret Mountain Plaza Woodland Park, New Jersey 07424 www.cytec.com

Contact: Jodi Allen Investor Relations (973) 357-3283 Release Date: Immediate

Cytec Completes Acquisition of Umeco

Woodland Park, New Jersey, July 20, 2012 – Cytec Industries Inc. (NYSE:CYT) announced today the completion of its acquisition of Umeco Plc (LSE: UMC.L), an international provider of advanced composite and process materials. The $439 million acquisition supports Cytec’s growth strategy to expand the Company’s presence in the industrial sector and to strengthen its technology leadership in advanced composites.

“We are excited about the completion of this transaction and welcome Umeco employees to the global Cytec team,” said Shane Fleming, Chairman, President and Chief Executive Officer of Cytec. “We are confident the acquisition strengthens our position as a leading manufacturer of advanced composite materials and offers significant opportunities for growth and value creation. We are all committed to a successful integration of our businesses.”

The transaction is expected to be immediately accretive to Cytec’s earnings per share with the EPS accretion for the remainder of 2012 estimated to be $0.20 per share. The acquired business will initially be reported as a separate segment. Cytec expects that commencing January 1, 2013 its Engineered Materials segment and the Umeco segment will be reformed into two new segments, one for aerospace and the second for industrial materials.

The closing follows the receipt of all necessary regulatory and other approvals, including the approval of Umeco stockholders.

Use of Non-GAAP Measures

Management believes that earnings per share before special items, which is a non-GAAP measurement, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemical and material technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

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